                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
[X]  Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     sec. 240.14a-11(c) or sec. 240.14a-12

                           ONYX ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                          ONYX ACCEPTANCE CORPORATION
                            27051 TOWNE CENTRE DRIVE
                            FOOTHILL RANCH, CA 92610

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

To Our Stockholders:

     The Annual Meeting of Stockholders of Onyx Acceptance Corporation, a Delaware corporation (the "Company"), will be held at the Corporate Headquarters of the Company located at 27051 Towne Centre Drive, Foothill Ranch, California, on May 27, 1999, at 10:00 a.m. for the following purposes:

          1. To elect a director to serve a three year term;

          2. To ratify the appointment of PricewaterhouseCoopers as independent accountants of the Company for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed March 31, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED.

                                     By Order of the Board of Directors

                                     Regan E. Kelly
                                     Assistant Secretary

Foothill Ranch, California
April 17, 1999

                          ONYX ACCEPTANCE CORPORATION
                           27051 TOWNE CENTRE DRIVE,
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Onyx Acceptance Corporation, a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 27, 1999, at the Corporate Headquarters, 27051 Towne Centre Drive, Foothill Ranch, California, and at any and all postponements and adjournments thereof.

     This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 22, 1999. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of the Company's Common Stock of record as of March 31, 1999, will be entitled to vote at the Annual Meeting. On March 31, 1999, there were outstanding 6,171,034 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

     Assuming a quorum is present, the affirmative vote of a plurality of the votes cast will be required for approval of Proposal 1 (election of directors) and the affirmative vote of a majority of the votes cast will be required for the approval of Proposal 2 (ratification of the election of independent accountants) and to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions are included. Abstentions with respect to any proposal are counted as "shares present" and have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal. Broker non-votes will be counted for the purpose of determining whether a quorum is present.

REVOCABILITY OF PROXIES

     Proxies must be written, signed by the stockholder and returned to the Assistant Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Assistant Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                             ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, and their ages and positions as of December 31, 1998, are as follows:

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Thomas C. Stickel....................  49     Chairman of the Board
John W. Hall.........................  37     President, Chief Executive Officer and
                                              Director
Don P. Duffy.........................  44     Executive Vice President, Chief Financial
                                              Officer and Director
Regan E. Kelly.......................  47     Executive Vice President and General Counsel
Frank Marraccino.....................  43     Executive Vice President
Eugene J. Warner, Jr.................  55     Executive Vice President
Bruce R. Hallett(1)..................  42     Secretary and Director
Robert A. Hoff(2)....................  46     Director
G. Bradford Jones(2).................  43     Director
C. Thomas Meyers(1)..................  60     Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     The Company's Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number of directors as possible. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at the time are elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office expires as follows: Mr. Hoff and Mr. Jones, Class 3, 1999; Mr. Hallett and Mr. Duffy, Class 1, 2000; and Mr. Stickel, Mr. Hall and Mr. Meyers, Class 2, 2001.

     Officers are elected by, and serve at the discretion of, the Board of Directors. There are no family relationships among the directors or executive officers. In January, 1994, the Company established a Compensation Committee. In March, 1995, the Company established an Audit Committee.

     At the Annual Meeting, Robert A. Hoff and G. Bradford Jones, each a Class 3 director, were nominated for election, to serve until 2002 and until his successor is elected and qualified. Nominee Jones has served as a Director of the Company since November 1993. On April 12, 1999, Mr. Hoff advised the Company that he will not stand for election at the Annual Shareholders Meeting and has requested that the Company withdraw his name from nomination and the Company has done so. Mr. Hoff is a Class 3 director and will serve until his term expires at the Annual Shareholders Meeting on May 27th, 1999. The following information is submitted concerning the directors and executive officers of the Company, including the nominee for election, G. Bradford Jones.

     Thomas C. Stickel has served as a Director of the Company since April 1995 and as Chairman of the Board since May, 1996. Mr. Stickel is Chairman and Founder of University Ventures Network, a company providing business and capital interface between major universities. Mr. Stickel is also Chairman and Founder of American Partners Capital Group, a corporation specializing in pension fund investment, design and development. As Chairman of American Partners Capital Group, Mr. Stickel is responsible for overseeing the company's core operations as well as the activities of its board of directors. In 1992, Mr. Stickel founded American Partners, Inc., a corporation specializing in Latin American business development, and served as its Chairman until 1994. From 1983 to 1992, Mr. Stickel served as the Chairman and Chief Executive Officer of TCS Enterprises, Inc., a financial services holding company. Mr. Stickel served on the Board of Directors of Catellus Development Corporation from 1993-1996. Mr. Stickel also serves as a director of San Diego Gas and Electric Company and several privately held companies.

     John W. Hall has served as President, and as a Director of the Company since August 1993 and as Chief Executive Officer since September, 1996. From 1988 to 1993, Mr. Hall was the M.I.S. Director of Western Financial Bank ("WFS"), developing and implementing operational technology with an emphasis on the Auto Finance Division. From 1985 to 1988, Mr. Hall was a founder and president of Micro Advantage, a developer and seller of software products for the business education industry. From 1983 to 1985, Mr. Hall was Assistant Director of Data Processing for a Los Angeles school district in Southern California.

     Robert A. Hoff has served as a Director of the Company since November 1993. Since 1983, Mr. Hoff has been General Partner of Crosspoint Venture Partners, a private venture capital investment company where he is responsible for making capital investments into emerging companies and, thereafter, conducting oversight of such investments through consulting and service on boards of directors. Mr. Hoff also serves as a director of the National Venture Capital Association and as a director of several privately-held companies.

     G. Bradford Jones has been a Director of the Company since November 1993. Mr. Jones is currently a General Partner in the venture capital firm of Brentwood Associates, which he joined in 1981 and where he is responsible for making capital investments into emerging companies and, thereafter, conducting oversight of such investments through consulting and service on boards of directors. Mr. Jones also currently serves as a Director of Interpore International, a manufacturer of synthetic bone graft materials for orthopedic use, Plasma & Materials Technologies, Inc., a manufacturer of advanced etching and deposition equipment for the semiconductor industry, and ISOCOR, a vendor of electronic information exchange software. Mr. Jones is also a director of several privately-held companies.

     Don P. Duffy has served as an Executive Vice President and as the Chief Financial Officer of the Company since October 1993 and as a Director of the Company since January, 1997. From 1988 to October 1993, Mr. Duffy was a Senior Manager for Ernst & Young, specializing in the financial services industry. As a senior manager at Ernst & Young, Mr. Duffy was responsible for managing engagements to banks, savings institutions and finance companies with assets ranging from $100 million to $3 billion. Mr. Duffy was responsible for public offerings of over $2 billion of automobile collateralized bonds and pass-through certificates. From 1981 through 1988, Mr. Duffy held other positions with Ernst & Young and its predecessor.

     Bruce R. Hallett has served as a Director and Secretary of the Company since November 1993. Since February 1993, Mr. Hallett has been a partner in the law firm of Brobeck, Phleger & Harrison LLP and Managing Partner at the firm's Orange County office since 1995. From January 1989 until February 1993, Mr. Hallett was a partner in the law firm of Morrison & Foerster LLP.

     C. Thomas Meyers has served as a Director since his appointment in June 1998 to fill a vacancy on the board of Onyx. Mr. Meyers was recently retired from Capital Markets Assurance Corporation ("CapMAC") where he was Managing Director, Credit Enhancement. A 1960 graduate of Notre Dame University, Mr. Meyers has been in the financial services business most of his career including 13 years at General Electric Company where he held various positions. Mr. Meyers was the Chief Financial Officer for the consumer division of GE Capital prior to joining CapMAC in 1987. In 1992, Mr. Meyers and 7 others participated in the acquisition of CapMAC, in a leveraged buy-out, from Citicorp. CapMAC went public on the New York Stock Exchange in 1995 and was acquired in 1998 by MBIA.

     Regan E. Kelly has served as an Executive Vice President and General Counsel of the Company since August 1993. From 1985 to August 1993, Mr. Kelly served as Vice President, Secretary and General Counsel for Westcorp, where he was responsible for the legal aspects of all debt, equity, and securitization offerings and coordinated all filings with the Securities and Exchange Commission and Office of Thrift Supervision. Mr. Kelly was a member of the Board of Directors of Western Financial Bank ("WFS") from 1986 to 1993 and from 1989 to August 1993, Mr. Kelly held the position of President of Western Financial Auto Loans 2, Inc., the finance subsidiary of WFS through which WFS securitized and sold its automobile receivables.

     Frank Marraccino has served as a Executive Vice President of the Company since 1996 and was Senior Vice President from 1993 to 1996. Mr. Marraccino is responsible for the operations of all the Auto Finance Centers and the purchase of auto receivables nationwide. From 1981 to 1993, Mr. Marraccino worked for Western Financial Bank and served in varying capacities, including Dealer Center Manager and Collection

Manager. In 1992 and 1993, Mr. Marraccino was responsible for production and servicing of the auto receivables portfolio of Western Financial Bank.

     Mr. Warner joined Onyx in December 1996 as Executive Vice President of Collections. Mr. Warner has over 29 years experience in the financial services industry in both lending and collections. He has helped to design and implement a number of collection and operations systems and is a leader in the industry in this area. He also has extensive experience in automobile financing in both the direct and indirect financing which brings added depth to his position and enables him to be involved in helping to improve credit risk standards and pricing as well as dealing with other related issues. Mr. Warner's prior experience includes 6 1/2 years as Senior Vice President of Collections for Consumer Portfolio Services, 3 1/2 years with Far Western Bank where he served as Vice President of Collection Administration, 14 years in the Thrift & Loan industry serving as Regional Vice President and 5 years in consumer finance with Household Finance.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four additional most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 1998, December 31, 1997 and December 31, 1996 whose compensation was in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                            ANNUAL COMPENSATION      SECURITIES
                                              YEAR ENDED    --------------------     UNDERLYING
    NAME AND PRESENT PRINCIPAL POSITION        DECEMBER      SALARY      BONUS      OPTIONS(1)(3)
    -----------------------------------       ----------    --------    --------    -------------
John W. Hall................................     1998       $318,000    $165,100       65,000
  President, Chief Executive Officer             1997       $318,000          --       75,000
  and Director                                   1996       $318,000          --       51,021
Don P. Duffy................................     1998       $194,565    $101,120       45,000
  Chief Financial Officer,                       1997       $178,600          --       25,000
  Executive Vice President and Director          1996       $161,083          --        4,373
Frank Marraccino............................     1998       $157,500    $ 78,750       45,000
  Executive Vice President                       1997       $157,500    $ 19,810       20,000
                                                 1996       $150,000    $ 19,775       29,373
Eugene J. Warner, Jr.(2)....................     1998       $144,200    $ 57,680       10,000
  Executive Vice President                       1997       $140,000                       --
Regan E. Kelly..............................     1998       $125,197    $ 31,299       10,000
  Executive Vice President and                   1997       $121,550          --        5,000
  General Counsel                                1996       $115,762    $  5,788           --

---------------
(1) No restricted stock grants were made to any of the Named Executive Officers during the 1998 fiscal year.

(2) Joined Company in December, 1996.

(3) Stock options for shares of Onyx awarded in the year indicated and exercisable in the future.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the year ended December 31, 1998. No stock appreciation rights were granted to these individuals during such year:

                                              INDIVIDUAL GRANT                       POTENTIAL REALIZABLE
                            ----------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF      PERCENT OF                               ANNUAL RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                              PRICE APPRECIATION FOR
                            UNDERLYING     GRANTED TO     PER SHARE                     OPTION TERM(4)
                             OPTIONS      EMPLOYEES IN    EXERCISE    EXPIRATION    ----------------------
           NAME              GRANTED     FISCAL YEAR(1)   PRICE(2)     DATE(3)         5%           10%
           ----             ----------   --------------   ---------   ----------    ---------    ---------
John W. Hall..............    65,000          16.6%         $5.75     10/27/2008    $608,800     $969,411
Don P. Duffy..............    45,000          11.5%         $5.75     10/27/2008    $421,476     $671,131
Frank L. Marraccino.......    45,000          11.5%         $5.75     10/27/2008    $421,476     $671,131
Eugene J. Warner, Jr......    10,000           2.5%         $5.75     10/27/2008    $ 93,661     $149,140
Regan E. Kelly............    10,000           2.5%         $5.75     10/27/2008    $ 93,661     $149,140

---------------
(1) Percentage excludes the dilutive effects of option re-grants for re-pricing made in 1998.

(2) The exercise price on these options was initially $7.25 upon issuance on January 2, 1998. As a result of repricing options under the 1996 Stock Option/Stock Issuance Plan on October 27, 1998, the option exercise price was reduced to $5.75. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) Option was granted on January 2, 1998 and reissued pursuant to repricing on October 27, 1998 of which 25% is exercisable at the one year anniversary of grant, with remainder vesting 25% annually over the next 3 anniversary dates of the grant.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are permitted by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers for the year ended December 31, 1998. No options or stock appreciation rights were exercised during such year and no stock appreciation rights were outstanding at the end of that year.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                              SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
            NAME                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------------   --------   -----------   -------------   -----------   -------------
John W. Hall................        --             --        157,856        95,886        $295,693          N/A
Don P. Duffy................        --             --         46,831        44,432        $ 88,503          N/A
Frank L. Marraccino.........        --             --         42,023        52,350             N/A          N/A
Eugene J. Warner, Jr. ......        --             --         44,165        20,835             N/A          N/A
Regan E. Kelly..............        --             --         11,747        14,276        $ 32,084          N/A

---------------
(1) Based on the fair market value of the option shares at fiscal year-end ($5.75 per share) less the average exercise price ($0.51 per share) payable for such in the money shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Messrs. Hoff and Jones. None of these individuals was at any time during the year ended December 31, 1998 or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Stock options granted under the Company's 1996 Stock Issuance Plan may be accelerated at the discretion of the Board in the event of a change of control of the Company or in the event of an involuntary termination following a change of control.

DIRECTOR REMUNERATION

     The directors, with the exception of the Chairman of the Board, do not receive compensation for services on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the Board of Directors. Certain non-employee members of the Board of Directors have been granted options to purchase shares of the Company's Common Stock from time to time in connection with their appointment to and performance on the Board of Directors. Additionally, each of the non-employee members of the Board of Directors is eligible to receive options to purchase Common Stock under the Amended and Restated 1996 Plan's Automatic Option Grant Program.

     Under the Automatic Option Grant Program, at each annual Stockholders Meeting each individual with at least six months of Board service who is to continue to serve as a non-employee Board Member after the meeting will receive an option grant to purchase 7,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company or joined the Board prior to the Offering.

     Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The initial automatic option grants under the Automatic Option Grant Program will vest in a series of twenty-four (24) successive equal monthly installments upon the optionee's completion of each month of Board service over the twenty-four
(24)-month period measured from the grant date and that the annual automatic option grants will vest in a series of twelve (12) equal monthly installments upon the optionee's completion of each month of Board service over the twelve
(12) month period measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The non-employee directors will receive a grant of 7,000 shares each following the Annual Shareholders Meeting in 1999.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers and employees with those of its shareholders. The Compensation Committee endorses the belief that stock ownership by a significant percentage of the Company's employees, including the granting of stock options to employees, furthers that goal and fosters decision-making by its employees with the Company's long-term performance in mind.

     The compensation plans and programs are structured to integrate pay with the Company's annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist the Company in attracting and retaining qualified employees. In furtherance of these goals, annual base salaries are generally set at competitive levels and the Company relies to a large degree on annual incentive compensation to attract and retain key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, stock options (incentive stock options and non-qualified stock options) are awarded by the Company, the stock of which is traded on NASDAQ. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year the total compensation of the Company's executives may be more or less than the executives of the Company's competitors, depending upon the Company's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior executives, the Compensation Committee takes into account their commitment to long-term success of the Company through management of their respective units as dictated by existing and anticipated market conditions. Certainly, the Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior executives of managing in both adverse and advantageous market conditions for each of the Company's major divisions.

     At the beginning of each year, performance goals to determine annual incentive compensation are established for each executive. Financial goals include loan volume growth, operating earnings, loan losses, delinquency levels, cost controls, productivity and profitability. Certain members of senior management have their bonuses tied exclusively to earnings per share.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation for 1998, the Compensation Committee discussed and considered all of the factors discussed above in the overall context of the Company's performance in 1998. The Compensation Committee acknowledged the continued focus on purchasing quality auto contracts, building infrastructure, managing the performance of the auto contracts portfolio, and the Company's continued expansion and growth. Significant emphasis is placed on the above relative to measuring the quality of the Chief Executive Officer's performance. Ultimately, however, for the purpose of achieving a bonus, the Committee relies primarily on earnings per share. The Company significantly exceeded the objectives set out by the Committee at the beginning of 1998 and as a result the Chief Executive Officer received a bonus for 1998 reflective of this outstanding performance by the Company.

STOCK OPTION GRANTS

     Onyx Acceptance Corporation uses stock options as long-term incentives and expects that it will continue to issue this compensation alternative in the future. In 1996, the Company adopted the 1996 Stock Option/ Stock Issuance Plan that made 600,000 shares of Common Stock of the Company available for just such purposes. The Onyx Compensation Committee grants incentive stock options and, in certain circumstances, non-qualified stock options to employees of the Company and views such grants less as compensation and more as an incentive mechanism. Grants were made in 1998 to some executives as shown in the Summary Compensation Table, and to other key employees, which are in the appropriate tables. Also in 1998, the Company adopted certain amendments to 1996 Stock Option/Stock Issuance Plan which were ratified by a vote of the shareholders at the Annual Shareholders Meeting in 1998. The key amendments provided the following:

          (i) increased the maximum number of shares of Common Stock authorized for issuance over the term of the 1996 Plan by 200,000 shares, from 1,133,304 shares to 1,333,304 shares,

          (ii) implemented an automatic share increase feature pursuant to which the number of shares available for issuance under the 1996 Plan will automatically increase on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year,

          (iii) allowed unvested shares issued under the 1996 Plan and subsequently repurchased by the Company at the purchase price paid per share to be reissued under the 1996 Plan,

          (iv) increased the number of shares of Common Stock subject to the automatic option grants to be made to the non-employee Board members under the Automatic Option Grant Program from 8,000 shares to 10,000 shares for the initial automatic grants and from 2,000 shares to 7,000 shares for the annual automatic grants,

          (v) provided that the initial automatic option grants under the Automatic Option Grant Program will vest in a series of twenty-four (24) successive equal monthly installments upon the optionee's completion of each month of Board service over the twenty-four (24)-month period measured from the grant date and that the annual automatic option grants will vest in a series of twelve (12) equal monthly installments upon the optionee's completion of each month of Board service over the twelve (12) month period measured from the grant date,

          (vi) made the non-employee Board members who are serving as Plan Administrator eligible for discretionary grants and direct stock issuances under the Discretionary Option Grant and Stock Issuance Programs in effect under the 1996 Plan;

          (vii) removed certain restrictions on the eligibility of non-employee Board members to serve as Plan Administrator, and

          (viii) effected a series of additional changes to the provisions of the 1996 Plan, including the stockholder approval requirements, the transferability of non-statutory stock options and the elimination of the six (6)-month holding period requirement as a condition to the exercise of stock appreciation rights, in order to take advantage of the most recent amendments to Rule 16b-3 of the Securities and Exchange Commission which exempts certain officer and director transactions under the 1996 Plan from the short-swing liability provisions of the federal securities laws.

     The share increase provisions (including the annual three percent (3%) increase) will assure that a sufficient reserve of Common Stock is available under the 1996 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success. The remaining amendments will provide the Company with more opportunities to make equity incentives available to the non-employee Board members as an inducement for their continued service and will facilitate plan administration by eliminating a number of limitations and restrictions previously incorporated into the 1996 Plan to comply with the applicable requirements of SEC Rule 16b-3 prior to its most recent amendment.

     The 1996 Plan is the successor to the Company's 1994 Stock Option Plan and 1994 Special Performance Option Grant Plan (the "Predecessor Plans"). The 1996 Plan became effective upon its adoption by the Board on February 28, 1996 (the "Effective Date") and was approved by the Company's stockholders on February 28, 1996. The Board adopted the amendments to the 1996 Plan on January 2, 1998, and the stockholders approved the amendments at the Annual Meeting Shareholders on May 20, 1998.

POLICY REGARDING COMPLIANCE WITH I.R.C. SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162(m) and the Company intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          Robert A. Hoff
                                          G. Bradford Jones

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     In December 1994, the Company loaned $175,000 to John Hall, who is the Company's Chief Executive Officer, President and a director of the Company. This loan is evidenced by a promissory note (the "Note") with interest at 6.66% per annum. All principal and accrued interest under the Note is due on December 20, 2000 pursuant to an extension granted by the Company's Board of Directors. In connection with this loan, Mr. Hall granted the Company an option (the "Company Option") to repurchase, at a price per share of $18.87, up to 9,277 shares of Common Stock owned by Mr. Hall. The Company Option is exercisable through December 20, 2000.

RELATIONSHIP OF COMPANY TO BROBECK, PHLEGER & HARRISON LLP

     Bruce R. Hallett, a director, is a partner in the law firm of Brobeck, Phleger & Harrison LLP ("Brobeck"). As of December 31, 1998, members of Brobeck beneficially owned 24,899 shares of the Company's Common Stock. Brobeck has served as the Company's counsel since inception. For the year ended December 31, 1998, the Company paid Brobeck approximately $75,000 for legal services and costs incurred in connection with the Company's operations.

                               COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The following person is nominated for election as director, to hold office for a term of three years expiring at the third succeeding Annual Meeting:

                               G. Bradford Jones

     The nominee above is a current member of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominee if no directions to the contrary are given. In the event that the nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

     The nominee receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as director. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEE.

                                   PROPOSAL 2

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. Although the appointment of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of

Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative so desires and to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as independent accountants. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1999, by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of any class of the Company's Securities; (ii) each of the Company's directors; (iii) the Company's Chief Executive Officer and each of the Named Executive Officers; and (iv) the Company's directors and executive officers as a group.

                                                           SHARES BENEFICIALLY
                                                            OWNED OFFERING(1)
                                                           --------------------
                   NAME AND ADDRESS(2)                      NUMBER      PERCENT
                   -------------------                     ---------    -------
The Bass Group(12).......................................    668,275     10.8%
G. Bradford Jones(4).....................................    660,402     10.7%
Robert A. Hoff(3)........................................    614,346     10.0%
Wellington Management Company, LLP(13)...................    609,700      9.9%
John W. Hall(5)..........................................    409,306      6.6%
Regan E. Kelly(6)........................................    117,704      1.9%
Don P. Duffy(7)..........................................     59,097      1.0%
Thomas C. Stickel(10)....................................     51,849      0.8%
Frank Marraccino(8)......................................     42,023      0.7%
Eugene J. Warner, Jr.(15)................................     44,165      0.7%
Bruce R. Hallett(9)......................................     20,456      0.3%
C. Thomas Meyers(14).....................................      4,166        *
All executive officers and directors as a group
  (10 persons)(11).......................................  2,023,514     32.8%

---------------
  *  Less than one tenth percent.

 (1) Percentage of ownership is based on 6,171,034 shares of Common Stock outstanding as of March 31, 1999.

 (2) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (3) Includes, as of March 31, 1999: 13,833 shares of Common Stock issuable upon the exercise of immediately exercisable shares by Mr. Hoff. Mr. Hoff, as a general partner of Crosspoint Venture Partners since 1993, 18552 MacArthur Boulevard, Suite 400, Irvine, California 92714 may be deemed to share voting and dispositive power with respect to these shares. Mr. Hoff disclaims beneficial ownership of these shares except for his proportional interest therein.

 (4) Includes, as of March 31, 1999: 13,833 shares of Common Stock issuable upon the exercise of immediately exercisable shares by Mr. Jones. Mr. Jones, as a general partner of Brentwood Associates

VI, L.P., 2730 Sand Hill Road, suite 250, Menlo Park, California 94025 may be deemed to share voting and dispositive power with respect to these shares. Mr. Jones disclaims beneficial ownership of these shares except for his proportional interest therein.

 (5) Includes, as of March 31, 1999: 157,856 shares of Common Stock issuable upon the exercise of immediately exercisable options. Mr. Hall is President and CEO of Onyx Acceptance Corporation, 27051 Towne Centre Drive, Foothill Ranch, Ca. 92610.

 (6) Includes, as of March 31, 1999: (i) 11,747 shares of Common Stock issuable upon the exercise of immediately exercisable options.

 (7) Includes, as of March 31, 1999: (i) 46,831 shares of Common Stock issuable upon the exercise of immediately exercisable options.

 (8) Includes, as of March 31, 1999, 42,023 shares of Common Stock, issuable upon the exercise of immediately exercisable options.

 (9) Includes, as of March 31, 1999, 20,456 shares of Common Stock issuable upon the exercise of immediately exercisable options.

(10) Includes, as of March 31, 1999, 51,849 shares of Common Stock issuable upon the exercise of immediately exercisable options.

(11) Includes, as of March 31, 1999, (i) 614,346 shares of Common Stock held by Crosspoint Venture Partners 1993, and/or Crosspoint Venture Partners Entrepreneurs 1993, (ii) 660,402 shares of Common Stock held by Brentwood Associates VI, L.P., and (iii) an aggregate of 362,594 shares issuable to the Company's executive officers and directors upon the exercise of immediately exercisable option some of which may be subject to repurchase by the Company under certain circumstances, and (v) does not include shares owned by the Bass Group or Wellington Management Company.

(12) The Bass Group as used herein consists of The Bass Management Trust (163,855 shares; 2.7%), Sid R. Bass Management Trust (252,210 shares; 4.1%), Lee M. Bass (252,210 shares; 4.1%). The above persons are collectively referred to as the "Reporting Persons" pursuant to Amendment No. 1 to Schedule 13G Statement filed January 4, 1998 and made a single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of that filing nor anything therein should be deemed to be an admission by the Reporting Persons that a group exists.

(13) Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109 in its capacity as investment advisor, may be deemed to beneficially own 609,700 shares of Onyx which are held of record by clients at WMC.

(14) Includes as of March 31, 1999, 4,166 shares of Common Stock, issuable upon the exercise of immediately exercisable options.

(15) Includes as of March 31, 1999, 44,165 shares of Common Stock, issuable upon the exercise of immediately exercisable options.

                        STOCK PRICE PERFORMANCE GRAPH(2)

     Set forth below is a line graph depicting the quarterly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ composite and a compiled peer group for the period commencing December 31, 1997, and ending December 31, 1998.

     The following graph compares the value of a $100 investment made on 12/31/97 in each of Onyx, Onyx Peer Group, and the NASDAQ Composite Index as of 3/31/98, 6/30/98, 9/30/98 and 12/31/98.

                                                  ONYX ACCEPTANCE CORP.            PEER GROUP               NASDAQ COMPOSITE
                                                  ---------------------            ----------               ----------------
'12/31/97'                                               100.00                      100.00                      100.00
'3/31/98'                                                140.32                       97.59                      116.90
'6/30/98'                                                116.13                       86.57                      120.66
'9/30/98'                                                 87.10                       65.70                      107.86
'12/31/98'                                                74.19                       56.60                      139.63

(1) Companies in peer group are WFS Financial, Inc., Union Acceptance Corporation and Arcadia Financial Corporation.

(2) This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more then ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1998, with the exception of Frank Marraccino, who is Executive Vice President of the Company. The filing of Mr. Marraccino's Form 5 dated February 16, 1999 and Amendment to Form 5 dated April 8, 1999 has brought him into compliance with all Section 16(a) filing requirements.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 2000 Annual Meeting must submit such proposal so that it is received by the Company no later than January 5, 2000. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

     Pursuant to the Company Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 90 days prior to the next annual meeting.

                                 OTHER MATTERS

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider and vote on any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report on Form 10-K for the year ended December 31, 1998 is being mailed to stockholders together with this Proxy Statement.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Regan E. Kelly
                                          Assistant Secretary

Irvine, California
April 17, 1999

                           ONYX ACCEPTANCE CORPORATION
                                      PROXY
       THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS FOR THE
      ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 27, 1999.

   The undersigned hereby appoints John W. Hall and Don P. Duffy as proxies with full power of substitution, and authorizes them, or any one or more of them, to vote all shares of Common Stock of Onyx Acceptance Corporation (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on May 27, 1999, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon the matters specified on the reverse side of this card and in accordance with the following instructions, with discretionary authority as to any other matters that may properly come before the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2 AND, AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

                           (CONTINUED ON REVERSE SIDE)

                           PLEASE DATE, SIGN AND MAIL
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           ONYX ACCEPTANCE CORPORATION

                                  MAY 27, 1999

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE

                                             WITHHOLD
                                            AUTHORITY
                                          to vote for all
                                FOR       nominees listed      NOMINEE:
1. Election of Directors:       [ ]           [ ]              G. Bradford Jones




2. Ratification of Independent Accountants:  PricewaterhouseCoopers LLP

         FOR                   AGAINST                   ABSTAIN
         [ ]                     [ ]                       [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR DOMESTIC MAILING.

                                                      [ ]  PLEASE CHECK THIS BOX
                                                           IF YOU PLAN TO ATTEND
                                                           THE MEETING.

SIGNATURES:________________________          ___________________________________
                                             Signature if held jointly
DATE:________________________, 1999

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.